EXHIBIT 99.1

5995 Plaza Drive Cypress, California 90630 Tel. (800) 681-0969

News Release

CONTACT:	Dan Miller Public Relations (714) 226-3726

FOR IMMEDIATE RELEASE

PACIFICARE HEALTH SYSTEMS ANNOUNCES
SHARE REPURCHASE PROGRAM

CYPRESS, Calif., May 21, 2004 — PacifiCare Health Systems, Inc. (NYSE: PHS) today announced that its Board of Directors has authorized a share repurchase program under which up to $150 million worth of the company’s common stock may be repurchased. The company said that under the program repurchases may be made from time to time in the open market or through privately negotiated transactions using available cash, and may be discontinued at any time. PacifiCare had approximately 86,138,000 shares of common stock outstanding as of April 30, 2004.

PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide, and had annual revenues in 2003 of about $11 billion. PacifiCare is one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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